Exhibit 8.1

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                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                               One Franklin Square
                               1301 K Street, N.W.
                                 Suite 700 East
                             Washington, D.C. 20005

                            Telephone: (202) 434-4660
                           Telecopier: (202) 434-4661

                                                     WRITER'S DIRECT DIAL NUMBER




May 7, 1998

Boards of Directors
Roxborough-Manayunk Federal Savings Bank
Thistle Group Holdings, Inc.
6060 Ridge Avenue
Philadelphia, Pennsylvania  19128

Dear Board Members:

      You have asked that we provide you our opinion in regard to the material federal income tax matters relating to the Plan of Conversion and Reorganization of FJF Financial, M.H.C. and Plans of Merger between FJF Financial, M.H.C., Thistle Group Holdings, Inc. and Roxborough-Manayunk Federal Savings Bank adopted on February 18, 1998, as amended (the "Plan"). We have examined the Plan and certain other documents as we deemed necessary in order to provide our opinions. Unless otherwise defined, all terms used in this letter have the meanings given to them in the Plan.

      In our examination, we assumed that original documents were authentic, copies were accurate and signatures were genuine. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined. In rendering our opinion, we have relied upon certain written representations of Roxborough-Manayunk Federal Savings Bank (the
"Bank"), FJF Financial, M.H.C. (the "MHC"), and Thistle Group Holdings, Inc. (the "Mid-Tier") (collectively referred to herein as the "Representations") which are attached hereto.

      We assumed that the Plan has been or will be duly and validly authorized and approved and adopted and that all parties will comply with the terms and conditions of the Plan, and that the various representations and warranties which have been provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing.

      In issuing the opinions set forth below, we have referred solely to existing provisions of (1) the Internal Revenue Code of 1986, as amended (the "Code"), and existing and proposed Treasury Regulations thereunder; and (2) current administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing


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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
Thistle Group Holdings, Inc.
May 7, 1998
Page 2

validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change after the date hereof.

      There can be no assurance that our opinions would be adopted by the Internal Revenue Service (the "Service") or a court. The outcome of litigation cannot be predicted. We have, however, attempted in good faith to opine as to the merits of each tax issue with respect to which an opinion was requested.

                               STATEMENT OF FACTS

      On December 31, 1992, the Bank, a federally chartered mutual savings institution at the time reorganized into the mutual holding company form of organization and consummated a sale of stock to certain members. To accomplish this transaction, the Bank organized a federally chartered, stock savings bank as a wholly owned subsidiary. The Bank then transferred substantially all of its assets and liabilities to the Bank in exchange for shares of the Bank's common stock, and reorganized itself into a federally chartered mutual holding company known as FJF Financial, M.H.C. and sold some of the shares of the Bank's common stock to certain parties other than the MHC. Upon completion of the MHC Reorganization, the MHC and the public stockholders owned an aggregate of 87.62% and 12.38% of the outstanding common stock of the Bank, respectively. On September 30, 1997, the Bank completed a reorganization in which the Bank became a wholly owned subsidiary of a stock middle tier holding company known as Thistle Group Holdings, Inc. Shareholders of the Bank became shareholders of the Mid-Tier. As of December 31, 1997, the MHC and the public stockholders own an aggregate of 1,415,000 (87.62%) and 206,000 (12.38%) of the outstanding Mid-Tier common stock, respectively. Pursuant to the Plan, the Bank will form a new Pennsylvania stock holding company named Thistle Group Holdings, Co. (the
"Holding Company") and the existing shares of the Mid-Tier owned by public stockholders will be converted pursuant to an Exchange Ratio into shares of Holding Company.

      The Boards of Directors of the MHC, the Mid-Tier, the Holding Company, and the Bank believe that a conversion of the MHC to stock form pursuant to the Plan is in the best interests of the MHC, the Mid-Tier, and the Bank, as well as the best interests of their respective members and stockholders. The Boards of Directors have determined that the Plan equitably provides for the interests of members through the granting of subscription rights and the establishment of a liquidation account. The Conversion and Merger will result in the Bank being wholly owned by a stock holding company which is owned by public stockholders, which is a more common structure and form of ownership than a mutual holding company. In addition, the Conversion and Merger will result in the raising of additional capital for the Bank and the Holding Company and should result in a more active and liquid market for the Holding Company Common Stock than currently exists for the Mid-Tier's common stock. Finally, the


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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
Thistle Group Holdings, Inc.
May 7, 1998
Page 3

Conversion  and  Merger  will  provide  the  Holding   Company  with  additional
investment authority and is designed to enable the Bank and Holding Company to compete more effectively in a market which is consolidating.

      For valid business reasons, the present corporate structure of the MHC, the Mid-Tier, and the Bank will be changed pursuant to the following proposed transactions:

      (i) The Bank will form a Pennsylvania corporation as a new, wholly owned, first tier subsidiary (i.e., the "Holding Company"), which will become a new Pennsylvania chartered savings and loan holding company.

      (ii) After its formation, the Holding Company will form an interim federal stock savings bank ("Interim Bank #3") as a new, wholly owned first tier subsidiary.

      (iii) The Mid-Tier will convert from a Pennsylvania stock holding company into a federal holding company and immediately thereafter into an interim federal stock savings bank ("Interim Bank #1").

      (iv) MHC will convert from its mutual form to a federal interim stock savings bank ("Interim Bank #2").

      (v) Interim Bank #1 will merge with and into the Bank with the Bank being the surviving corporation ("Merger One").

      (vi) Immediately after Merger One, Interim Bank #2 will merge with and into the Bank, with the Bank being the surviving corporation ("Merger Two"). The Bank's common stock which was previously held by the MHC will be extinguished. Eligible members of the MHC as of certain specified dates set forth in the Plan will be granted interests in a liquidation account to be established by the Bank (referred to herein as "Liquidation Interests").

      (vii) Immediately following Merger Two, Interim Bank #3 will merge with and into the Bank, with the Bank being the surviving entity ("Merger Three"). Merger One, Merger Two, and Merger Three will be completed in accordance with applicable federal and state laws. As a result of Merger Three, the Bank's common stock ("Bank Stock") deemed held by the Public Stockholders will be converted into the Holding Company's common stock ("Holding Company Common Stock") based upon an exchange ratio which ensures that the Public Stockholders will own, in the aggregate, approximately the same percentage of Holding Company Common Stock outstanding upon completion of the Conversion as the percentage of the Bank Stock owned by them in the aggregate immediately prior to the consummation of the Conversion, before giving effect to: (a) cash paid in lieu of fractional shares, and (b) any shares of Holding Company


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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
Thistle Group Holdings, Inc.
May 7, 1998
Page 4

Common Stock purchased by Public Stockholders in the Offerings; in addition, the shares of Interim Bank #3 will be converted into shares of Bank Stock.

      (viii) Simultaneously with the consummation of Merger Three, the Holding Company will sell additional shares of Holding Company Common Stock, with priority subscription rights granted to certain members of the MHC and the Bank at specified dates, and to certain tax qualified employee benefit plans, directors, and employees of the Bank.

                              ANALYSIS AND OPINION

      Section 354 of the Code provides that no gain or loss shall be recognized by stockholders who exchange common stock in a corporation, which is a party to a reorganization, solely for common stock in another corporation which is a party to the reorganization. Section 356 of the Code provides that stockholders shall recognize gain to the extent they receive money as part of a reorganization, such as money received in lieu of fractional shares. Section 358 of the Code provides that, with certain adjustments for money received in a reorganization, a stockholder's basis in the common stock he or she receives in a reorganization shall equal the basis of the common stock which he or she surrendered in the transaction. Section 1223(1) states that, where a stockholder receives property in an exchange which has the same basis as the property surrendered, he or she shall be deemed to have held the property received for the same period as the property exchanged, provided that the property exchanged had been held as a capital asset.

      Section 361 of the Code provides that no gain or loss shall be recognized to a corporation which is a party to a reorganization on any transfer of property pursuant to a plan of reorganization. Section 362 of the Code provides that if property is acquired by a corporation in connection with a reorganization, then the basis of such property shall be the same as it would be in the hands of the transferor immediately prior to the transfer. Section 1223(2) of the Code states that where a corporation will have a carryover basis in property received from another corporation which is a party to a reorganization, the holding period of such assets in the hands of the acquiring corporation shall include the period for which such assets were held by the transferor, provided that the property transferred had been held as a capital asset. Section 1032 of the Code states that no gain or loss shall be recognized to a corporation on the receipt of property in exchange for common stock.

      Section 368(a)(1)(F) of the Code provides that a mere change in identity, form, or place of organization, however effected, is a reorganization. When MHC converts itself from a federal mutual holding company to a federal interim stock savings bank, the changes at the corporate level will be insubstantial. Similarly, when the Mid-Tier adopts a federal charter and subsequently converts itself into a federal stock savings bank, the changes at the corporate level


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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
Thistle Group Holdings, Inc.
May 7, 1998
Page 5

will be insubstantial. In addition, Rev. Rul. 80-105 provides that the conversion of a federal mutual savings and loan association to a state or federal stock savings and loan association, and the conversion of a state chartered mutual savings and loan association to a stock savings and loan association in the same state are reorganizations under Code Section 368(a)(1)(F). Therefore, the change in the form of operation of the MHC and the Mid-Tier should constitute reorganizations within the meaning of Section 368(a)(1)(F) of the Code.

      Section 368(a)(1)(A) of the Code defines the term "reorganization" to include a "statutory merger or consolidation" of corporations. Section 368(a)(2)(E) of the Code provides that a transaction otherwise qualifying as a merger under Section 368(a)(1)(A), shall not be disqualified by reason of the fact that common stock of a corporation which before the merger was in control of the merged corporation, is used in the transaction if (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and the properties of the merged corporation; and (ii) former stockholders of the surviving corporation exchanged, for an amount of voting common stock of the controlling corporation, an amount of common stock in the surviving corporation which constitutes control of such corporation.

      In order to qualify as a reorganization under Section 368(a)(1)(A), a transaction must constitute a merger or consolidation effected pursuant to the corporation laws of the United States or a state. Merger One, Merger Two and Merger Three will be consummated in accordance with applicable federal and state laws.

     In addition, a transaction qualifying as a reorganization under Section 368(a)(1)(A) of the Code must satisfy the "continuity of interest doctrine" which requires that the continuing common stock interest of the former owners of an acquired corporation, considered in the aggregate, represents a "substantial part" of the value of their former interest and provides them with a "definite and substantial interest" in the affairs of the acquiring corporation or a corporation in control of the acquiring corporation. Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); Southwest Natural Gas Co. v. Comm'r., 189 F.2d 332 (5th Cir. 1951), cert. denied, 342 U.S. 860 (1951).

      As a result of Merger One, the shareholders of the Mid-Tier receive a continuing proprietary interest in the Bank which will subsequently be converted into a continuing proprietary interest in the Holding Company. Consequently, the continuity of interest doctrine should be satisfied with regard to Merger One.

      With regard to Merger Two, the MHC, as a federally-chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. Instead, the MHC has members who are accorded a variety of proprietary rights such as voting rights and certain rights in the unlikely event of liquidation. Prior to Merger Two, certain depositors in the Bank have


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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
Thistle Group Holdings, Inc.
May 7, 1998
Page 6

both a deposit account in the institution and a pro rata inchoate proprietary interest in the net worth of the MHC based upon the balance in his account in the Bank, an interest which may only be realized in the event of a liquidation of the MHC. However, this inchoate proprietary interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the MHC, which is lost to the extent that the balance in the account is reduced.

      In accordance with the Plan, the Members will receive Liquidation Interests and continue their inchoate proprietary interests in the Bank following Merger Two. Although the Liquidation Interests would not allow the Members the right to vote or the right to pro rata distributions of earnings, they would be entitled to share in the distribution of assets upon the liquidation of the Bank following Merger Two. The Members' Liquidation Interests in the Bank is substantially similar to their current ownership interest in the MHC (a liquidation interest in the MHC). Because the Members are not in effect "cashing out" their inchoate proprietary interests in the MHC, they would continue to maintain an inchoate proprietary interest in the Bank upon the consummation of Merger Two. Such payments to be received as Liquidation Interests are not guaranteed and can only be received by Members who continue to maintain deposit accounts in the Bank following Merger One. Therefore, it would seem that the exchange of the Members' equity interests in the MHC for Liquidation Interests should not violate the continuity of interest requirement of Section 1.368-1(b) of the Treasury Regulations. In addition, in PLR 9602015, the Service previously provided the Bank rulings on facts which are identical to those of Merger Two, as described above, that the continuity of interest doctrine would be satisfied in such transaction. We believe the Bank can rely on PLR 9602015 with respect to Merger Two because the facts regarding Merger Two are identical to the facts that were provided by the Bank in PLR 9602015, and such ruling was specifically rendered on behalf of the Bank as the taxpayer in PLR 9602015. Consequently, the continuity of interest doctrine should be satisfied with regard to Merger Two.

      As a result of Merger Three, the shareholders of the Bank will receive a continuing proprietary interest in the Holding Company, the sole shareholder of the Bank. Consequently, the continuity of interest doctrine should be satisfied with regard to Merger Three.

      One of the requirements of Section 368(a)(2)(E) of the Code is that subsequent to the transaction, the corporation surviving the merger must hold substantially all of its properties and the properties of the merged corporation. The Bank has represented that, following Merger Three, it will hold at least 90% of the fair-market value of its net assets and at least 70% of the fair-market value of its gross assets, and at least 90% of the fair-market value of Interim Bank #3's net assets and at least 70% of the fair-market value of Interim Bank #3's gross assets held


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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
Thistle Group Holdings, Inc.
May 7, 1998
Page 7

immediately prior to Merger Three. Based upon representations received from the Bank's management, the Bank will clearly satisfy this requirement of Code
Section 368(a)(2)(E).

      Pursuant to Code Section 368(a)(2)(E), the Holding Company must also acquire control of the Bank in Merger Three. Control is defined as at least 80% of the total combined voting power of all classes of stock entitled to vote, and at least 80% of the total number of shares. Subsequent to Merger Three, the Holding Company will hold all of the Bank Stock. However, there is an issue as to whether the Liquidation Interests must be taken into account for purposes of the "control" test. If the Liquidation Interests are to be included in determining whether the Holding Company acquired control of the Bank in Merger Three, it would be necessary to recognize such interests as another class of Bank Stock. Although the Liquidation Interests may be compared to the equity interests held by members of the MHC, which afforded members an equity/ownership interest in the MHC, these interests in the Bank are too remote to qualify as a separate class of Bank Stock. Therefore, the Liquidation Interests should be disregarded in determining whether the Holding Company acquires control of the Bank in Merger Three. The Service's analysis in PLR 9602015 supports this conclusion. PLR 9602015 involved the MHC's earlier proposed conversion from the mutual to stock form and the Bank's proposed merger with a third party, which was never consummated. The transaction described in PLR 9602015 involved the MHC converting to an interim federal stock savings bank and subsequently merging with and into the Bank. As described in PLR 9602015, the stock of the Bank held by the MHC was to be extinguished and members of the MHC were to be granted interests in a liquidation account established at the Bank. Subsequent thereto, the Bank was to merge with a third party in accordance with Section 368(a)(2)(E) of the Code, with the Bank surviving, to create a holding company structure identical to the structure of the Bank subsequent to Merger Three. The Service held that the liquidation interests in the Bank (as well as Bank Stock previously held by the MHC) were to be disregarded in determining whether control of the Bank was obtained by the third party holding company in accordance with Section 368(c) of the Code.

      In addition to the requirements discussed above, there is a judicially created substance over form concept often referred to as the "step transaction doctrine" which applies throughout tax law, including the corporate reorganization area. The step transaction doctrine is an extremely amorphous concept. Often, application of the doctrine hinges on whether a court finds that a particular series of transactions runs counter to a significant tax policy. Notwithstanding years of litigation and hundreds of cases, the exact contours of the step transaction doctrine, and even its proper formulation, are still the subject of intense debate. Consequently, it often will be difficult to determine with a high degree of certainty whether a series of related transactions will be stepped together in some fashion for tax purposes.

      The  courts  over  the  years  have  developed   three   distinct   verbal
formulations of the doctrine: (i) the binding commitment test, (ii) the end result test, and (iii) the interdependence


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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
Thistle Group Holdings, Inc.
May 7, 1998
Page 8

test. While the courts nominally apply one or more of these three tests, a careful reading of the relevant cases indicates that the courts, as a preliminary matter, in deciding whether to apply the step transaction doctrine, tend to focus primarily on two key factors: intent and temporal proximity. However, case law and the Service's pronouncements indicate that there are limitations on the ability to assert the step transaction doctrine, regardless of (i) the taxpayer's intent at the time of the first transaction to engage in the later transactions, and (ii) the short period of time that elapses between the transactions.

      Case law and the Service's pronouncements indicate that if two or more transactions carried out pursuant to an overall plan have economic significance independent of each other, the transactions generally will not be stepped together. The Service's most significant pronouncement regarding independent economic significance is Rev. Rul. 79-250. In that ruling, the Service asserted that:

      the substance of each of a series of steps will be recognized and the step transaction doctrine will not apply, if each such step demonstrates independent economic significance, is not subject to attack as a sham, and was undertaken for valid business purposes and not mere avoidance of taxes.

      The parties to Merger Two maintain a separate and distinct business purpose for consummating Merger Two (e.g., allowing for the conversion of the MHC from mutual to stock form). Immediately after the consummation of Merger Two, the Bank will no longer be controlled by the MHC but will instead be controlled by its public stockholders. The facts indicate that the merger of MHC with and into the Bank will result in a real and substantial change in the form of ownership of the Bank that is sufficient to conclude that Merger Two comports with the underlying purposes and assumptions of a reorganization under Section 368(a)(1)(A) of the Code.

      In addition, we believe that, because the various steps contemplated by the Plan were necessitated by the requirements of the Office of Thrift Supervision, each of Merger One, Merger Two and Merger Three has a business purpose and independent significance and, as a result, the step transaction doctrine should not be applied to these transactions. However, our opinion is not binding upon the Service, and there can be no assurance that the Service will not assert a contrary position. Revenue Ruling 72-405 involved Corporation X which formed a wholly owned subsidiary, merged an unrelated corporation Y into the subsidiary and then liquidated the subsidiary. The Service held that the overall plan for the transactions was the acquisition of Corporation Y assets by Corporation X and that the transitory existence of the subsidiary did not have independent economic significance. As a result, the step transaction doctrine was applied, the transitory existence of the subsidiary was ignored and the transaction was treated as a direct acquisition of Corporation Y assets by Corporation X.


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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
Thistle Group Holdings, Inc.
May 7, 1998
Page 9


      It is possible that the Service could assert, based upon reasoning similar to that which was applied in Revenue Ruling 72-405, that the overall plan of the transactions contemplated by the Plan is the maintenance of the Bank's holding company structure and the merger of MHC into Bank and that, as a result, the step transaction doctrine should be applied and the transitory elimination of the holding company structure in Merger One and re-creation of the holding company structure in Merger Three should be ignored for tax purposes. If the Service were successful with such an assertion, the transaction would be treated as a direct merger of MHC into the Bank which may not qualify as a tax free reorganization resulting in taxable gain to the parties to the transaction.

      The Service is currently reviewing the question of whether certain downstream mergers of a parent corporation into its subsidiary (where the parent does not own 80% or more of its subsidiary before a downstream merger) or inversion transactions, where a parent and its subsidiary reverse positions, which otherwise qualify for tax-free treatment nevertheless should be treated as taxable transactions because they circumvent the repeal of the "General Utilities doctrine." The MHC currently owns 87.29% of the Mid-Tier and we do not believe that the transactions undertaken pursuant to the Plan constitute the type of transactions which circumvent the "General Utilities doctrine."

      Based upon the foregoing, and assuming Merger One, Merger Two, and Merger Three are consummated as described herein and in the Plan, we are of the opinion that:

      1. The change in the form of operation of the MHC to an interim federal stock savings bank and the change in form of operation of the Mid-Tier to an interim federal stock savings bank constitute reorganizations under Section 368(a)(1)(F) of the Code, and Merger One and Merger Two each qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The MHC, the Mid-Tier, the Holding Company, and the Bank will be a party to a "reorganization," with respect to Merger One and Merger Two, as defined in
Section 368(b) of the Code.

      2. Interim Bank #1 and Interim Bank #2 will recognize no gain or loss pursuant to Merger One and Merger Two.

      3. No gain or loss will be recognized by the Bank upon the receipt of the assets of Interim Bank #1 and Interim Bank #2 in Merger One and Merger Two, respectively.

      4.  Merger  Three  qualifies  as a  reorganization  within the  meaning of
Section 368(a)(1)(A) of the Code. Therefore, the Bank, the Holding Company, and Interim Bank #3 will each be a party to a reorganization, with respect to Merger Three, as defined in Section 368(b) of the Code.


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Boards of Directors
Roxborough-Manayunk Federal Savings Bank
Thistle Group Holdings, Inc.
May 7, 1998
Page 10


      5. No gain or loss will be recognized by Interim Bank #3 upon the transfer of its assets to the Bank pursuant to Merger Three.

      6. No gain or loss will be recognized by the Bank upon the receipt of the assets of Interim Bank #3.

      7. No gain or loss will be recognized by the Holding Company upon the receipt of Bank Stock solely in exchange for Holding Company Common Stock.

      8. No gain or loss will be recognized by the Bank's public stockholders upon their receipt of Holding Company Common Stock solely in exchange for their Bank Stock.

      9. The basis of the Holding Company Common Stock to be received by the Public Stockholders will be the same as their basis in the Bank Stock surrendered before giving effect to any payment of cash in lieu of fractional shares.

      10. No gain or loss will be recognized by the Holding Company upon the sale of Holding Company Common Stock in the Offerings.

      11. The Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members (as such terms are defined in the Plan) will recognize gain, if any, upon the issuance to them of: (i) withdrawable savings accounts in the
Bank following the Conversion, (ii) Liquidation Interests, and (iii) nontransferable subscription rights to purchase Holding Company Common Stock, but only to the extent of the value, if any, of the subscription rights.

      The opinions set forth above represent our conclusions as to the application of existing federal income tax law to the facts of the above described transaction. We can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the Service, or that a court considering the issues would not hold contrary to such opinions. However, we believe that a court, if such issues were litigated, is more likely than not to concur with our opinion.

      All of the opinions set forth above are qualified to the extent that the validity or enforceability of any provision of any agreement may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. We do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the covenants, warranties or other provisions contained in any agreement. We have not examined, and we express no opinion with respect to the applicability of, or liability under, any federal, state or local law, ordinance, or regulation

Boards of Directors
Roxborough-Manayunk Federal Savings Bank
Thistle Group Holdings, Inc.
May 7, 1998
Page 11

governing or pertaining to environmental matters, hazardous wastes, toxic substances, asbestos, or the like.

      Further, the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

      We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

                                     CONSENT

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 ("Form S-1") to be filed by the Holding Company with the Securities and Exchange Commission, and as an exhibit to the MHC's Application for Conversion on the Form AC as filed with the OTS ("Form AC"), and to the references to our firm in the Prospectus which is part of both the Form S-1 and the Form AC.

                                          Very truly yours,


                                          /s/Malizia, Spidi, Sloane & Fisch
                                          --------------------------------------
                                          Malizia, Spidi, Sloane & Fisch, P.C.